Exhibit 99.2

Bakers Footwear Group, Inc.

Third Quarter Fiscal 2006 Results Conference Call Transcript

December 8, 2006

Operator:      Please stand by, we are about to begin. Good day, ladies and gentlemen. Thank you for standing by. Welcome to the Bakers Footwear Group Third Quarter 2006 Earnings Conference Call. Today's call is being recorded. At this time all participants are in a listen-only mode. Following the presentation we will conduct a question and answer session. Instructions will be provided at that time for you to queue up for questions.

I would now like to turn the conference over to Allison Malkin with Integrated Corporate Relations. Please go ahead.

Allison Malkin: Thank you.

Before we begin, I'd like to remind everyone that this conference call contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. Bakers Footwear has no duty to update such statements. Actual future events and circumstances could differ from those set forth in this conference call due to various factors. Factors that could cause these conditions not to be satisfied include material changes in capital market conditions or in Bakers Footwear's business, prospects, results of operations or financial conditions, and other risks and uncertainties including those detailed in the company's filings with the SEC.

And now, I'd like to turn the call over to Bakers' Chairman and CEO, Peter Edison.

Peter Edison:    Thanks, Allison. Good morning everyone and thank you for joining us to discuss our third quarter and first nine months fiscal 2006 results. With me today is our President, Michele Bergerac and Larry Spanley, our CFO. For this morning's call I will provide an overview of our results and update you as to our strategies for the remainder of the year. Following this, Michele will highlight our third quarter sales in more detail, and then Larry will review our financials. Following my closing remarks we will open the call to answer the questions you have for us today.

The third quarter proved to be very challenging for Bakers Footwear. When we began the quarter we recognized that we faced a tough comparison given the [....] 21% increase in comparable store sales we reported last year. However, the initial reaction to our fall assortment was encouraging and we believed that this, along with our store expansion and marketing efforts, would position us favorably for the fall season.

Unfortunately, we were unable to match the strength of last year's boot and bootie sales, especially in October, as we faced our most difficult comparison of the quarter. We also experienced higher costs associated with 37 new stores opened since the end of the third quarter last year and did not leverage our overhead due to the decline in comparable store sales.

I would like to remind everyone that the third quarter is always our toughest quarter. It is the quarter with our lowest sales volume and, because we hold two of our five annual clearances during the quarter, it's also the quarter with our lowest gross margin percentage. This negatively impacts third quarter earnings because it is very difficult to leverage our third quarter operating expenses, which do not fluctuate to the same extent as our third quarter gross margin even in good years. All [the] positive levering of our expense structure occurs in other quarters due to higher sales and margin levels.

In total, third quarter net sales increased 7.7% to [$]46.6 million. This increase was driven by 27 net new stores opening since the third quarter of last year, and is partially offset by a 4.2% decline in comparable store sales, which as stated previously compares to a 21% rise in same store sales in the third quarter of last year.

Our net loss was [$]2.6 million, or $0.40 per share, compared to a net loss of [$]1.1 million, or $0.17 per [....] share, in the third quarter of 2005. We incurred a $0.04 per share expense in the third quarter of 2006 attributable to the pursuit of potential equity financing earlier in the year.

During the quarter we opened a record number of stores as we continue to execute our store expansion program. Specifically, 15 new stores opened during the quarter and we remodeled three existing Bakers locations. At quarter end, we operated 261 stores including 156 stores or 68% of our locations in our new Bakers format. Including three stores opened in the fourth quarter, we have opened 34 new stores and remodeled approximately 15 stores this year.

As we begin the fourth quarter, we are cautious given that November comparable store sales declined by 12% compared to a 29% increase last year, with this decline coming completely from our boot and bootie categories. We expect this comparable sales trend to continue through the remainder of the fourth quarter as the fourth quarter sales were up 24% last year and boots and booties remained above 50% of last year's sales during the fourth quarter each month of the quarter.

Looking beyond the fourth quarter, we believe we are positioned for improved results in fiscal 2007. We are budgeting more cautiously than last spring which we expect will make it easier to enjoy a strong rebound in gross margin from last year's exceedingly low levels. Our comparable store sales comparisons are decidedly easier next year. We also expect to capitalize on several new trends that emerged this year and as they are more broadly adopted during the spring season. Michele will discuss this in more detail momentarily.

Finally, in fiscal 2007, we expect to reduce growth by opening 12 to 18 new stores down from 34 this year. Our decision to slow our store expansion should enable us to fund store openings from internally generated cash flow. At the same time, we remain confident concerning the long term potential for operating 600 Bakers and Wild Pair stores and hope to accelerate the pace of store openings in fiscal 2008.

In summary, we're not satisfied with our third quarter performance, as we had hoped to deliver better results. Currently, we're focused on delivering an exceptional shopping experience for our customers with great product and service. We believe we have the strategies in place to advance long term sales and earnings growth, build our brand and enhance shareholder value.

Now, I'd like to turn the call over to Michele to provide additional sales highlights.

Michele Bergerac:   Thank you, Peter. Good morning, everyone.

As Peter stated, we were up against some tough comparisons in the third quarter, mainly driven by the strength of boots and booties last year. Our quarterly sales reflect the favorable response to our casual and dress assortments. However, this was offset by the extraordinary level of boot and bootie sales last year which began in October.

During the third quarter, our average unit retail prices decreased 0.3%, as our selling prices were impacted by markdown activity in sandals. Our Internet and catalog sales grew to [$]1.9 million for the quarter, up 105.9% over the comparable quarter.

As we look [to] our spring assortment, we're excited about some of the new trends in footwear. Our holiday and early spring deliveries in dress and special occasion categories have been received extremely favorably, with especially strong results in patents, exotic prints and materials such as satin. Closed flats continue to perform and we see them as our customers’ choice with leggings and short skirts throughout the first quarter. As we've stated previously, we will be disciplined in our inventory planning, focusing on replenishment of strong styles, while still delivering freshness in our assortments.

And now, I'd like to turn the call over to Larry to highlight our third quarter results in more detail. Larry?

Larry Spanley:    Thank you, Michele.

For the third quarter, net sales rose 7.7% to $46.6 million compared to $43.2 million for the third quarter last year. The increase in net sales reflects operating 27 net additional stores, partially offset by a comparable store [sales] decrease of 4.2%. This compares to a 21% comp store sales increase in the third quarter of fiscal 2005.

Gross profit for the quarter was $12.1 million or 26% of net sales compared to gross profit of $11.8 million or 27.4% of net sales in the third quarter last year. Gross profit percentage declined due to the higher markdowns [to clear seasonal] sandal inventory and higher volume and occupancy costs due to the number of new stores versus last year.

Selling expenses were $11 million or 23.6% of net sales compared to $9.4 million or 21.6% of net sales in the third quarter last year. The increase in selling expenses was primarily due to higher store depreciation costs and payroll associated with new and remodeled stores.

General and administrative expenses were $5 million or 10.7% of net sales, compared to $4 million or 9.2% of net sales in the third quarter last year. The increase was driven by payroll costs, professional fees and includes approximately $250,000 of stock-based compensation expense and $400,000 of costs related to potential equity financing earlier in the year.

As a result, operating loss was $4 million as compared to an operating loss of $1.7 million in the same period last year.

[...] [N]et loss for the third quarter was $2.6 million, or $0.40 per share, including $0.02 per share related to stock-based compensation expense on 6.5 million weighted average shares outstanding. This compares to a net loss of $1 million or $0.17 per share on 6.2 million weighted average shares outstanding in the third quarter of 2005.

For the nine months, net sales rose 7.6% to $143.5 million compared to $133.4 million for the first nine months of last year. Comparable store sales decreased 3.8%. This compares to a 13.4% comparable store sales increase in the first nine months of fiscal 2005.

Operating loss was $4.2 million as compared to an operating income of $3.4 million in the same period last year.

Net loss for the first nine months was $3 million or $0.46 per share, including $0.07 per share related to stock-based compensation expense. This compares to a net income of $2 million [....], or $0.33 per diluted share last year.

Turning to key balance sheet highlights; inventory at the end of the third quarter totaled $27.5 million compared to $25 million on October 29th, 2005.

The rise in inventory was primarily due to: an additional [$]3.9 million in cost inventory for 37 new stores opened since the third quarter of last year, $800,000 in additional inventory for our web store reflecting the increase in our web store volume during the quarter.

Capital expenditures in the first nine months of 2006 were [$]17.3 million, as compared to [$]17 million in the first nine months of 2005. For fiscal 2006, we currently expect total capital expenditures to be approximately $20 million.

And now, I will turn the call over to Peter for closing remarks.

Peter Edison:     Thanks, Larry. In conclusion, we believe we have the right strategies in place to deliver improved performance in the upcoming year. We believe we have addressed the challenging areas of our business and are currently focused on delivering the right products for spring. We continue to believe we have identified an exciting niche in the market and expect our efforts to advance long-term value for our shareholders.

We'd like to wish everyone a happy and healthy holiday season. And now, I'd like to turn the call over to the Operator to begin the question and answer portion.

Operator:    Thank you. The question and answer session will be conducted electronically. If you would like to ask a question, please do so by pressing the star key, followed by the digit one, on your touch-tone telephone. If you are using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. Once again, for any questions, please press star, one.

And we'll take our first question from Margaret Whitfield from Ryan Beck. Please go ahead.

Margaret Whitfield:    Peter, I wondered if you could discuss how significant boots become in February and March? And if you could give us the comp breakdown between the boots and the other categories for November?

Peter Edison:     In the first quarter, I can give you that number, boots are roughly 10 to 15% of sales.

Margaret Whitfield:    Well, that's good to hear.

Peter Edison:    Yeah, no kidding. And boots obviously being the entire comp negative, if you take November for example, the boots might have been down 25% or so and all other footwear would have been up in the mid single-digits.

Margaret Whitfield:    Okay. Well we have yet to see snow here, do you think weather was a factor, Peter, to some extent in November in the boot business?

Peter Edison:     I think weather wasn't perfect in November but, you know, the size of the trend is pretty clear. Whether is it possible that a good weather December could improve it? Yes, we had wonderful boot weather last year so weather has a big hill to climb to be as good as last year.

Margaret Whitfield:    And in November could you tell us the number of transactions, how that trended in both Q3 and to start this quarter, ticket versus traffic?

Peter Edison:     Well, the average ticket was up about a couple of percent in November, so it was actually up 3% in the third quarter so it dropped slightly. I think the primary reason would simply be a reduction of the boot and bootie percentage of the inventory. The overall inventory is priced higher by category -- in each category but a mix change in boots and booties takes away what would have been a high single-digit average retail price increase and forces more of the inventory to be sold in lower priced categories.

Margaret Whitfield:    With the negative comp in boots and booties [....] will you be taking markdowns to clear up the category to pave the way for spring and when would we see that show up more, Q4?

Peter Edison:     Well, no. I mean, yes, of course we will take in some markdowns. We've seen this coming for a while, the boots season being a long one we've been able to cut back on purchases, inventory, receipts. Our average, our comp store inventory was down 8% already by the end of the third quarter. It's currently planned with the existing receipts that we have to be down double-digits by the end of January; so we've made the adjustments. The biggest adjustment for us will be an inability to drive sales from some of those cut backs, but we don't think the sales are there to be had for us in the boot and bootie category. It's not that there will be no margin hit from some markdowns. There will be some markdowns, but it's not something in of the scope of the sandal[s] (inaudible).

Margaret Whitfield:     So the comp inventory you just gave that's the whole store or just the boot category?

Peter Edison:    The whole store.

Margaret Whitfield:    The whole store. Okay. Thanks, Peter.

Peter Edison:    Mm-hmm.

Operator:    We'll take our next question from David Turner from BB&T. Please go ahead.

David Turner:    Thanks. Good morning.

Peter Edison:    Good morning, David.

David Turner:    I just wanted to clarify the boot -- the percentage of mix for Q1 in boots, is what you've bought to or that's what you're comparing against?

Peter Edison:    No, what we're comparing against is probably...

David Turner:    In that 10 to 15...

Peter Edison:    Yeah, 10 to 15% range. I would expect we would play it down a few points.

David Turner:    And if, I guess you've got some strength or at least it sounds like there's some strength in some other categories, so where would if you do plan that, you know, for that, below that 10% range, what, where would you divert those -- into which category would you divert those, that buy to?

Peter Edison:    Well it's really going to be shoes, you know, what we're seeing is, when sometimes there are cycles, for example sometimes when you have strong sandal sales you have strong boot sales and you can sometimes enter a sandal and boot cycle. We're clearly entering a shoe cycle and so these would be closed casual footwear, dress footwear, mostly closed also. So, you know, whether it's the flats or pumps, like that is where you'd see the increases. So where we're seeing them today but also where we'd expect to see them in the spring.

David Turner:    Is the boot category, is that mostly a branded or do you, is that mostly private label category?

Peter Edison:    Which category?

David Turner:    The boots.

Peter Edison:    Boots are mostly private label. Almost all of our categories are mostly private label. Our branded businesses stretched generally across each of our categories, except for the athletic category has been more, historically more branded, but even that was less so this year.

David Turner:    And then was also curious about the new store productivity, particularly, and I guess if you can or care to disclose this level of granularity, new stores in new markets, you know, versus new stores in the existing markets, is there any real, you know, change or directional change in the productivity of those stores?

Peter Edison:    I don't have anything for you on new markets versus non-new markets because virtually everything we have is in existing markets because we're already in [38] states. I will say that the new stores remain as productive compared to the company average as they were before, but the volume of those stores has also been reduced by the comp sales softness that we've had so.

David Turner:    Right. And then one last question. The 12 to 18 that you're going to open in '07 are going to be primarily backfill as well?

Peter Edison:    Yes, it will be existing malls and it's actually going to be quite a nice lineup.

David Turner:    Okay, thank you. Happy holidays.

Peter Edison:    Thank you.

Operator:    And we'll take our next question from RJ Hottovy from Next Generation. Please go ahead.

RJ Hottovy:   Good morning.

Peter Edison:    Good morning, RJ.

RJ Hottovy:      A quick question, a follow-up on the expansion plans for next year. It sounds like I mean you're scaling back the new store openings, but I wanted to get a sense as to how many remodels you were looking at for next year?

Peter Edison:    It looks like we'll do about eight.

RJ Hottovy:      Okay. Second question I have has to do with the gross margins in the quarter. It looks like they were down, you know, about 160 basis points there.

Peter Edison:    Yes.

RJ Hottovy:      How was that distributed between product margins and occupancy leverage there?

Peter Edison:    The lion’s share of that is a reduction of leverage from the comp sales decrease. [...] [P]robably 75% of the [margin] loss comes from that.

RJ Hottovy:   Okay.

Peter Edison:    And there's probably the rest of the [margin] loss plus some more because we would expect to have gained because we are increasing our initial markup, then markdowns too, because of a minus four comp would have made up the difference plus maybe a half a point that we would otherwise have gotten increased markup.

RJ Hottovy:      Okay. And then lastly, I wanted to just get a sense for catalogs and maybe it's a little bit premature to get a sense for next year but as to how many catalogs, catalog drops you're looking at for next year?

Michele Bergerac:   Right now we're looking at between five and six.

RJ Hottovy:   Okay. Thank you.

Peter Edison:    Thanks, RJ.

Operator:    We'll take our next question from Ronald Bookbinder from Sterne, Agee. Please go ahead.

Ronald Bookbinder:    Good morning.

Peter Edison:     Good morning, Ron.

Ronald Bookbinder:    I guess my first question, why would you choose to do eight remodels versus, instead of doing eight additional new stores?

Peter Edison:     Well, the remodels are very rarely by choice in the sense of those are -- the vast majority of those are wonderful stores in good malls where the lease is up and you simply have to remodel in order to maintain the lease, the landlord insists upon it. So...

Ronald Bookbinder:     Oh, so it's not your choice to...

Peter Edison:     No, we might otherwise have done...

Ronald Bookbinder:     Postpone the remodels?

Peter Edison:     ... more remodels than that but we've sort of reduced it down to the ones we kind of have to do.

Ronald Bookbinder:    Okay. You've mentioned that you see a shoe cycle, talk about play against the weak sandals last year?

Peter Edison:     Well, we feel like we've taken most of the sandals hit from that shift but, you know, if I were to say, you know rate the spring as far as which month we feel best about and which don't we, I would still say that the ones you're most concerned about would be sort of June/July where it's more of a pure sandal time, the same way I was most worried about it in November/December this year.

Ronald Bookbinder:    Mm-hmm.

Peter Edison:    So what you would normally expect to do is have some better gains in the four months that are shoe selling months and some softer gains in the months that were sandal months that would then average out into whatever quality of season it becomes.

Ronald Bookbinder:    Let's say, you're not saying that you expect a weak sandal season replaced by a strong shoe season or?

Peter Edison:     No, it's too early to tell on the sandal season, but we're not going into it aggressively buying for big increases. They haven't, we're not yet convinced of that. It's still very possible but it's just too early. We don't have to make that decision yet.

Ronald Bookbinder:    Mm-hmm. And cap ex for 2007, what would you estimate that to be?

Peter Edison:     Cap ex will be about $9 million. If you look at our business next year [we anticipate our non-cash expenses to be] [$]12 to $13 million from depreciation and, you know, non-cash expenses, so what we're doing is actually spending we think significantly less than what our cash flow will be as a way of strengthening the company's capital structure.

Ronald Bookbinder:    So we shouldn't expect a secondary sometime next year to bring that store opening program up to more of a historic or recent level?

Peter Edison:     I mean expect is a little strong a word. Obviously we explored a potential equity financing earlier this year. We do believe, we continue to believe that long term the health of our business is optimized when we get our chain [to] 400 stores [or] more and it's possible that equity financing would allow you to do that faster if the opportunity arises and the stock we feel is fairly valued, I'm sure we wouldn't hesitate to pursue that avenue to allow us to grow faster, but I think it would be a little aggressive to try and pinpoint it next year sometime.

Ronald Bookbinder:    Mm-hmm. And Michele, on the holiday catalog, the second to last page it has "put a little spring in your step," are those the exotic prints that you're talking about?

Michele Bergerac:   You have to help me, I don't have the catalog with me.

Ronald Bookbinder:    These are closed toe pumps, with it looks like canvas and flowery prints on them, some of them look a little bit...

Michele Bergerac:     The vulcanized footwear. Are you looking at the vulcanized footwear?

Ronald Bookbinder:   Well, some are, but some are more of a, just a, it looks like it's a canvas to me.

Peter Edison:     Oh, okay, you're not looking at the colored and the polka dots and all that?

Michele Bergerac:   You're looking at the (inaudible), right?

Ronald Bookbinder:   No. They've got straps across the foot and... Anyway.

Peter Edison:   We're not sure which of the pages you're looking at, Ron.

Michele Bergerac:     I believe what you're looking at is the vulcanized footwear and there's flats and heels and they're primarily canvas. The ones with the straps, are they Rebels?

Ronald Bookbinder:   They are -- let's see. There's one called Fame, there's one called Elsie (sp?), Playful Canvas, Round K (sp?), Mary Jane.

Michele Bergerac:     Yeah, you're looking at the vulcanized. You're basically looking at the sneakers. No, that's not what I was referencing. The exotic prints -- it's a part of a total story. It's a part of a story that covers all the categories that really is leopard, zebra, cheetahs or giraffes, anything fur and dressy, and those canvas shoes you're looking at are an offshoot of it. But for holiday the looks that we have registered that's really successful right now is more authentic fur. Okay?

Ronald Bookbinder:   Now, with your testing and the [reacting] strategy, what, are you getting any early reads as to how strong Q1 could be or?

Michele Bergerac:     Actually really exciting early reads, and the good news is right now it looks in large part like some, most of the things (inaudible), so the reactions have been very favorable to patent, the reactions have been very favorable to color and we tend to do better when there's a lot of color that we can get out there. Patent leather also is very high margin, so that's a good thing. Special occasion footwear, one of the things we're experiencing is that what we typically think of as special occasions, so we do a big prom and homecoming business and they're also wearing them for daytime, and so that's giving us an additional opportunity there. And the other piece of it is the closed casual flats.

Ronald Bookbinder:   Mm-hmm. And just lastly, I think I missed how the web store did year-over-year, what sort of increase?

Peter Edison:    It's a little over 100%.

Larry Spanley:    105.9%.

Ronald Bookbinder:    105.9. Okay, thank you very much.

Peter Edison:    Thanks, Ron.

Operator:    We'll take our next question from Heather Boksen from Sidoti & Company. Please go ahead.

Heather Boksen:    Good morning.

Peter Edison:    Good morning.

Heather Boksen:    Just to confirm, you know, the [slower] store expansion pace next year is that solely due to capital restraints or is there anything else you're seeing?

Peter Edison:    No, it's completely due to capital restraints. As you know we refuse to borrow long term debt, put long term debt on the company in order to grow the business. We need to be able to use our operating line with our bank just for inventory purchases and so we, you know, pledge to live within our means until we are at a point where we think it makes sense to go to the equity markets to increase our growth rates. So it's a little conservative because of our cash flow and earnings potential but at this point, you know, it's the right thing to do.

Heather Boksen:        Okay. And with respect to the revolver, what's the, what was the balance on that at the end of Q3? And what can we expect that to be at, do you think, by the end of the year?

Peter Edison:     You know the balance was about $20 million and we had hoped to pay it off by the end of December and then be borrowed back to maybe [$]6 million at the end of January. It's more likely that it'll be back to, you know, [$]8 million or so by the end of January. This year January ends a week later; it's the 53rd week, which will be heavy inventory deliveries in early February, so it will be even a little higher because of the 53rd week.

Heather Boksen:    Okay. And with respect to the remodels that you have done this year, how are those stores performing compared to the old format stores? Are they still...

Peter Edison:    The remodels for this year are continuing to be at least 20% higher than the other stores. So the remodel program continues to be a very effective tool.

Heather Boksen:    Okay. And lastly, you mentioned, you know, that we should see gross margin improvement next year over this year's levels, you had a 33.5% gross margin in '05, can you get back there, is that a doable number or...

Peter Edison:     Yeah, it's clearly a doable number. What has to happen to do that is, you know, a small comp increase to at least cover the sort of growth in admin expense within the gross margin and a buying appropriately to the sale so we get back out of the excess markdowns with '06.

Heather Boksen:    Okay. Well, thanks guys.

Peter Edison:     Thanks.

Operator:    We'll take our next question from Raj Shastri from Thomas Weisel. Please go ahead.

Peter Edison:    Hi, Raj.

Raj Shastri:      Hi, guys. Good morning. On your gross margin are you, on your chasing inventory, which you mentioned in the last call, are you continuing with your strategy for the first quarter of '07?

Peter Edison:    Can you repeat the first part of your question, I didn't quite understand.

Raj Shastri:      Yeah, you've said in the last call is you are, you'll be chasing goods and will be cautious on your inventory planning, so do you, are you doing the same thing for the first quarter of '07?

Peter Edison:    Well, for -- yeah, by the end of the year, the end of the fiscal year we're planning a double-digit lower cost inventory in comparable stores. If you're asking me, what are we planning at the end of the first quarter, I don't have that in front of me. But we're planning sales very cautiously so I know inventories will be -- you know, I know that they'll be cautiously planned, but I don't have the first quarter ending plan in front of me.

Raj Shastri:      Okay, fair enough. So if you plan your inventory cautiously so will that have any impact on the merchandise margins because if you see certain products or certain merchandise selling well (inaudible) at a higher price, so will that, will there be some impact on your margins?

Peter Edison:    Well, what, if you oversell and you planned inventory cautiously you will have a higher than expected margin because you won't have markdowns to take. I'd say that the, in our planning for spring we consider it a higher priority to get back our appropriate margin level than to drive comp sales higher. And so that's one of the purposes of focusing on a cautious inventory strategy, is to make sure we pull our markdowns down, even if at the end of the day at the expense of sales. Although hopefully you can chase and also get those sales levels.

Michele Bergerac:      Can I add something? Unless I misunderstood you, we don't typically reorder at a higher price. Typically when we reorder we go back to the factory or back to the branded supplier and negotiate a lower price.

Raj Shastri:      Okay. You said that the new stores which are remodels is at 20%, that you see a sales increase of 20%, is that right? Because earlier if I look into the previous call which you had it was close to 50%.

Peter Edison:    Well, [that’s] news to me -- this is slotted (sp?) at different categories so be careful what you're talking about. The stores that were just remodeled this year saw a 20% increase over sort of the average company comp, which was down, so their comp increase wouldn't necessarily have been 20%, it would have just been a 20% greater comp increase. Those remodeled stores would be expected to have continual increases for four years so that their cumulative increase over a four year period might be 40% or so, but not in the first year.

Raj Shastri:      Okay. Okay, got it. For the first quarter of '07 you said that boots will be roughly 10[%] to 15%, what will be the sandals?

Peter Edison:    In the first quarter?

Raj Shastri:   Yes, in the first quarter.

Peter Edison:    The sandals are also a lower percentage, something under 20%, but I don't have the figure in front of me.

Raj Shastri:      Okay. So the other merchandise which you'd be selling would be mostly the flats or the dress shoes...

Peter Edison:    Branded footwear, dress shoes, flats.

Raj Shastri:      Okay. So is there an effort to increase the percentage of branded footwear in the first quarter of '07? Like right now you have 15% of your merchandise as branded footwear, so will there be a cautious plan to increase that?

Michele Bergerac:      Yeah, the plan right now is to raise that penetration a little bit. We've had a very good fall in branded shoes so we're just going to carry that forward into spring.

Raj Shastri:   Okay, thank you very much.

Peter Edison:    Thanks, Raj.

Operator:    Once again, if you have any questions, please press star, one for questions.

We'll take our next question from Evan Jones from BrightLeaf Capital. Please go ahead.

Evan Jones:    Hey, Peter. It's Evan.

Peter Edison:    Hi, Evan.

Evan Jones:    Can you just talk quickly to me about some of the nuances you're seeing between the new stores and the older stores, whether it be what you learned location wise or, you know, as these kind of fashion trends change, do they act any differently?

Peter Edison:    I don't have any dramatic things to say. There is, your point is a good one, but I don't think it's specific to new stores versus any other stores, but as fashion cycles change certain groups of our stores often do better for a period of time. I think that for example if you're having a tougher boot run that might affect certain types of stores the way a tougher sandal's going to affect the other stores. I don't think it's, there's really anything that I can point to however in the new store groups that is different.

Evan Jones:    Okay. So I mean if there's really, as you kind of have been rolling out the stores, you haven't seen anything that would make you, you know, be concerned as to the different fashion trends and how they're reacting or, you know in your roll out?

Michele Bergerac:      Evan, if I could add one thing that actually would tell you I think the opposite of being concerned, and I'm going to lump the new stores and the remodels together. One of the things we see pretty consistently is if anything they sell the big items that are big chain-wide items better

Evan Jones:    Okay.

Michele Bergerac:      So there's a better weekly sell through in the opening months on the same stuff, which is actually very comforting.

Evan Jones:    Okay. Okay, great. Thanks a lot. Have a good holiday.

Peter Edison:    Thanks, Evan.

Operator:     And at this time there are no further questions. I would like to turn it back over to Peter Edison for any additional or closing remarks.

Peter Edison:    Okay. Thank you everyone for your participation and support. We look forward to speaking with you again when we report the fourth quarter results in April, if not sooner.

Operator:    Once again ladies and gentlemen, this will conclude today's conference. We thank you for your participation. You may now disconnect.